Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Nitrogen Partners, L.P. Announces Results for First Quarter 2014; Cash Distribution of $0.08 per Unit

LOS ANGELES, CA (May 13, 2014) – Rentech Nitrogen Partners, L.P. (NYSE: RNF) today announced its financial and operating results for the three months ended March 31, 2014.

Net income was $3.1 million, or $0.08 per basic unit, for the three months ended March 31, 2014. This compares to net income of $15.0 million, or $0.38 per basic unit, for the same period last year.

Revenues for the three months ended March 31, 2014 were $56.3 million, compared to $59.6 million for the same period in the prior year. Revenues declined 18% from the prior-year quarter at the East Dubuque, Illinois facility; they increased 11% over the prior-year quarter at the Pasadena, Texas facility.

Gross margin for the three months ended March 31, 2014 was 24%, compared to 38% for the same period last year.

Adjusted EBITDA for the three months ended March 31, 2014 was $11.5 million. This compares to $20.6 million in the corresponding 2013 period. A further explanation of Adjusted EBITDA, a non-GAAP financial measure, appears below in this press release.

“First quarter financial and operating performance improved significantly from the fourth quarter. Results for the first quarter benefitted from the work we completed to expand and repair the facilities. The East Dubuque and Pasadena facilities are producing at or above new nameplate production capacities,” stated D. Hunt Ramsbottom, CEO of Rentech Nitrogen. Mr. Ramsbottom continued, “Springtime nitrogen application in our trade zone is off to a strong start. Second quarter results will likely show a sequential improvement, thanks to the anticipated improved spring season.”

East Dubuque Facility

Revenues for the three months ended March 31, 2014 were $28.5 million, compared to $34.5 million for the same period last year. The decrease was primarily the result of lower ammonia and UAN deliveries, and lower sales prices for all fertilizer products. Lower revenues from fertilizer products were partially offset by an increase in sales of natural gas that were recorded in other revenue. The decrease in 2014 ammonia and UAN sales volume was due to unusually high sales volumes for the first quarter of 2013. Two unexpected outages at the ammonia plant during the fourth quarter of 2012 affected revenues in early 2013. The outages reduced production of ammonia and UAN. Deliveries of both products that had been expected in late 2012 were shifted into the first quarter of 2013. These two products comprised approximately 58% of the total revenues for the three months ended March 31, 2014 and 77% of total revenues for the first quarter of 2013.

Average sales prices per ton for the three months ended March 31, 2014 were approximately 27% lower for ammonia and 12% lower for UAN, as compared with the same period last year. The decrease in average sales prices for ammonia and UAN were consistent with the decline in global nitrogen fertilizer prices between the two periods. Significantly higher levels of low-priced urea on the market, particularly from China, contributed to this decline.

Gross profit was approximately $12.4 million for the three months ended March 31, 2014 compared to approximately $18.7 million for the same period last year. Gross profit margin for the three months ended March 31, 2014 was 44%, compared to 54% for the same period last year. The decline in revenues associated with lower deliveries and product pricing, in addition to increased natural gas costs, contributed to these decreases. During the three months ended March 31, 2014, temporary operational problems with a natural gas pipeline in the Midwest caused a significant spike in the local price of natural gas. This created a unique opportunity to purchase natural gas from other locations at lower prices and resell it at significantly higher prices. The East Dubuque facility also sold natural gas originally purchased for production at a gross profit that exceeded the expected gross profit from additional production using that natural gas. Approximately 151,000 MMBtus of natural gas that cost an average of $9.42 per MMBtu were sold at an average price of $29.90 per MMBtu. Approximately half of the natural gas sold had been intended for production of 2,900 tons of ammonia. The total of $4.5 million in natural gas sales generated a gross profit of approximately $3.1 million.

Adjusted EBITDA for the three months ended March 31, 2014 for the East Dubuque facility was $13.5 million. This compares to $19.6 million in the corresponding period in 2013. A further explanation of Adjusted EBITDA, a non-GAAP financial measure, has been included below in this press release.

Net income was $11.2 million for the three months ended March 31, 2014, compared to $17.3 million for the same period last year.

Pasadena Facility

Revenues for the three months ended March 31, 2014 were $27.8 million compared to $25.0 million for the same period last year. The increase was primarily the result of higher ammonium sulfate (AS) sales volumes, which were almost completely offset by a decrease in ammonium sulfate sales prices. Both domestic and international sales increased as a result of higher ammonium sulfate production following the completion of the AS debottlenecking project in December 2013. Production of ammonium sulfate increased by approximately 14% during the first quarter as compared to the same period last year. Ammonium sulfate comprised approximately 77% of revenues from the Pasadena facility for the first quarter of 2014 and 69% for the same period last year.

Average AS sales prices per ton dropped by 40% for the three months ended March 31, 2014 as compared with the same period last year, largely due to the global decline in nitrogen pricing. Additional supply of AS produced by new caprolactam plants coming online in China also affected ammonium sulfate prices. AS is a byproduct of caprolactam production. Average sales price for ammonium sulfate also decreased this quarter due to a higher proportion of AS export sales as compared to the same period last year. Export sales are typically priced lower than domestic sales.

Gross profit was approximately $1.4 million for the three months ended March 31, 2014 compared to approximately $4.0 million for the same period last year. Gross profit margin for the first quarter was 5% compared to 16% for the same period last year. The decline in ammonium sulfate sales prices led to these decreases.

Adjusted EBITDA for the three months ended March 31, 2014 for the Pasadena facility was $0.3 million. This compares to $3.2 million in the corresponding period in 2013. A further explanation of Adjusted EBITDA, a non-GAAP financial measure, appears below in this press release.

Net loss was $0.8 million for the three months ended March 31, 2014, compared to net income of $1.8 million for the same period last year.

Outlook

The Partnership provided the following key operating metrics, progress against its forecasted product deliveries, and consumption of inputs for 2014 for the East Dubuque and Pasadena facilities:

East Dubuque Facility	Locked-in or Delivered
Deliveries[1]
Ammonia
Tons	70,000 or 39%
Average price	$538
UAN
Tons	98,000 or 31%
Average price	$285
Natural gas in cost of sales[1]
(million MMBtus)	4.8 or 39%
Average cost per million MMBtus
(including transportation costs)	$5.02
Pasadena Facility	Locked-in or Delivered
Deliveries and Commitments[1]
Ammonium sulfate
Tons	239,000 or 36%
Average price	$199

[1]	Through April 30, 2014. Figures shown exclude the impact of natural gas sales.

Second Quarter Guidance

The Partnership expects the East Dubuque facility’s second quarter 2014 results to be significantly better than they were in the first quarter, due to seasonal strength in ammonia and UAN prices and seasonally higher product deliveries. The Partnership is in the midst of what it expects to be a strong spring application season. Deliveries from the East Dubuque facility have been robust thus far in the second quarter. Full-year 2014 EBITDA for the East Dubuque facility should be considerably better than 2013, although there is limited visibility into pricing or deliveries for the second half of the year.

Domestic ammonium sulfate prices have improved in the second quarter; however, domestic deliveries have been hampered by a scarcity of rail cars throughout North America. The Pasadena facility has directly leased rail cars to alleviate some of the problem. Some rail shipments of ammonium sulfate have been completed; nevertheless, the Partnership expects that its total domestic spring deliveries will be lower than previously anticipated for the quarter, due to the shortage of rail cars. In addition, international prices of ammonium sulfate, which are typically lower than domestic prices, have declined. Weaker than expected demand for ammonium sulfate in the offshore markets that Rentech Nitrogen serves, pressure from falling international urea prices, and higher AS exports from China have all contributed to the price decrease. Further, recently higher prices for ammonia and sulfur inputs have put significant pressure on ammonium sulfate product margins thus far in the second quarter. As a result of these factors, the Partnership expects the Pasadena facility to be near break-even EBITDA for the second quarter and for the full year of 2014.

The Partnership provided the following forecast for product deliveries and consumption of inputs for the second quarter of 2014.

Second Quarter 2014 Forecasted Deliveries (in thousand tons)	Second Quarter 2014E
East Dubuque
Ammonia	71
UAN	91
Urea - liquid and granular	14
Nitric acid	3
Pasadena
Ammonium sulfate	198
Sulfuric acid	27
Ammonium thiosulfate	20
Second Quarter 2014 Forecasted Cost of Sales
East Dubuque
Natural gas (in million MMBtus)	4.2
Pasadena (in thousand tons)
Ammonia	52
Sulfur	63
Sulfuric acid	176

First Quarter Cash Distribution

Rentech Nitrogen announced today a cash distribution for the first quarter of 2014 of $0.08 per unit. The distribution will be paid on May 30, 2014 to unit holders of record as of May 23, 2014. The calculation of the cash distribution is included below in this press release.

Rentech Nitrogen’s quarterly cash distribution is variable, based on the seasonality of planting, growing and harvesting cycles, which are influenced by weather conditions.

Conference Call with Management

Rentech Nitrogen will hold a conference call today, May 13, 2014 at 1:30 p.m. PDT, during which senior management will review the Partnership’s financial results for this period and provide an update on the business. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-774-6070 or 630-691-2753 and entering the pass code 9432139#. An audio webcast of the call will be available at www.rentechnitrogen.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 4:00 p.m. PDT on May 13 through 11:59 p.m. PDT on May 23. The replay teleconference will be available by dialing 888-843-7419 or 630-652-3042 and entering the audience passcode 9432139#.

Rentech Nitrogen Partners, L.P.

Consolidated Statements of Income

(Amounts in Thousands, Except per Unit Data)

	For the Three Months
	Ended March 31
	2014	2013
	(unaudited)
Revenues	$56,280	$59,564
Cost of Sales	42,516	36,845

Gross Profit	13,764	22,719
Operating Expenses
Selling, general and administrative expense	5,278	4,741
Depreciation and amortization	333	948
Other (income)/ expense	(6)	15

Total Operating Expenses	5,605	5,704

Operating Income	8,159	17,015
Other Expenses, Net
Interest expense	(5,004)	(1,803)
Other expense, net	—	(123)

Total Other Expenses, Net	(5,004)	(1,926)

Income Before Income Taxes	3,155	15,089
Income tax expense	30	80

Net Income	$3,125	$15,009

Basic Net Income per Common Unit Allocated to Common Unit Holders	$0.08	$0.38

Diluted Net Income per Common Unit Allocated to Common Unit Holders	$0.08	$0.38

Weighted-Average Units Used to Compute Net Income per Common Unit:
Basic	38,889	38,839
Diluted	38,936	38,891

Key Operating Statistics:

	For the Three Months Ended March 31,
	2014	2013
Production Tons (in thousands)
East Dubuque Facility:
Ammonia	78	74
Ammonia Available for Sale (included in line above)	37	34
UAN	79	77
Other Products (excludes CO2 )	77	75
Pasadena Facility:
Ammonium Sulfate	146	127
Sulfuric Acid	129	131
Ammonium Thiosulfate	20	17
Delivered Tons (in thousands)
East Dubuque Facility:
Ammonia	7	11
UAN	49	61
Other Products (excludes CO2 )	16	15
Pasadena Facility:
Ammonium Sulfate	112	54
Sulfuric Acid	21	41
Ammonium Thiosulfate	22	15
Average Price per Delivered Ton
East Dubuque Facility:
Ammonia	$541	$739
UAN	$265	$301
Pasadena Facility:
Ammonium Sulfate	$191	$320
Sulfuric Acid	$85	$99
Ammonium Thiosulfate	$185	$198
Input Costs
East Dubuque Facility:
Natural Gas
Natural Gas Used in Production (Thousand MMBtus)	2,858	2,747
Average Natural Gas Cost per MMBtu, including transportation cost	$5.17	$3.98
Natural Gas Cost in Cost of Sales (Thousand MMBtus)	1,521	1,653
Average Natural Gas Cost per MMBtu, including transportation cost	$5.28	$3.97
Input Costs
Pasadena Facility:
Ammonia
Ammonia Used in Production (Thousand Tons)	40	34
Ammonia in Cost of Sales (Thousand Tons)	32	16
Sulfur
Sulfur Used in Production (Thousand Tons)	47	48
Sulfur in Cost of Sales (Thousand Tons)	39	31

Key Operating Statistics:

	For the Three Months Ended March 31,
	2014	2013
On-Stream Rates[1] :
East Dubuque Facility:
Ammonia	100.0%	100.0%
UAN	97.8%	100.0%
Pasadena Facility:
Ammonium Sulfate	81.1%	81.9%
Sulfuric Acid	98.4%	99.3%

[1]	The on-stream factors for the ammonia, UAN, ammonium sulfate and sulfuric acid plants equal the total days the applicable plant operated in any given period, divided by the total days in that period.

Rentech Nitrogen Partners, L.P.

Statements of Income by Business Segment

(Stated in Thousands)

	For the Three Months
	Ended March 31,
	2014	2013
	(unaudited)
Revenues
East Dubuque	$28,491	$34,549
Pasadena	27,789	25,015

Total Revenues	$56,280	$59,564

Gross Profit
East Dubuque	$12,398	$18,746
Pasadena	1,366	3,973

Total Gross Profit	$13,764	$22,719

Selling, General and Administrative Expense
East Dubuque	$1,133	$1,345
Pasadena	1,829	1,242

Total Segment Selling, General and Administrative Expense	$2,962	$2,587

Depreciation and Amortization
East Dubuque	$37	$73
Pasadena	296	875

Total Depreciation and Amortization Recorded in Operating Expenses	$333	$948

Net Income (Loss)
East Dubuque	$11,209	$17,270
Pasadena	(786)	1,816

Total Segment Net Income	$10,423	$19,086

Reconciliation of Segment Net Income to Consolidated Net Income
Segment net income	$10,423	$19,086
Partnership and unallocated expenses recorded as selling, general and administrative expenses	(2,316)	(2,154)
Partnership and unallocated expenses recorded as other expense	—	(212)
Unallocated interest expense and loss on interest rate swaps	(4,982)	(1,711)

Consolidated Net Income	$3,125	$15,009

Rentech Nitrogen Partners, L.P.

Selected Balance Sheet Data

(Stated in Thousands)

	As of	As of
	March 31, 2014	December 31, 2013
	(unaudited)
Cash	$37,278	$34,060
Working Capital	18,698	21,188
Construction in Progress	32,937	33,531
Total Assets	442,735	406,344
Total Debt	320,000	320,000
Total Partners’ Capital	24,764	23,125

Disclosure Regarding Non-GAAP Financial Measures

Adjusted EBITDA is defined as net income (loss) plus interest expense and other financing costs, income tax expense, depreciation and amortization and fair value adjustment to earn-out consideration, net of gain on interest rate swaps. We calculate cash available for distribution as used in this table as Adjusted EBITDA plus non-cash compensation expense less the sum of maintenance capital expenditures not funded by financing proceeds, net interest expense and cash reserved for working capital purposes. Adjusted EBITDA and cash available for distribution are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•	our operating performance and return on invested capital compared to those of other publicly traded limited partnerships and other public companies, without regard to financing methods and capital structure.

Adjusted EBITDA and cash available for distribution should not be considered alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and cash available for distribution may have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. In addition, Adjusted EBITDA and cash available for distribution presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

The table below reconciles consolidated Adjusted EBITDA and cash available for distribution, both of which are non-GAAP financial measures, to net income for the three months ended March 31, 2014.

	For the Three Months Ending March 31, 2014
	East Dubuque	Pasadena	Partnership
(Stated in thousands, except per unit data)	Facility	Facility	Level	Consolidated
	(unaudited)
Net income (loss)	$11,209	$(786)	$(7,298)	$3,125
Plus: Net interest expense	22	—	4,982	5,004
Plus: Income tax expense	3	27	—	30
Plus: Depreciation and amortization	2,242	1,062	—	3,304

Adjusted EBITDA	$13,476	$303	$(2,316)	$11,463
Plus: Non-cash compensation expense	—	—	496	496
Less: Maintenance capital expenditures	(1,902)	(3,729)	—	(5,631)
Plus: Portion of capital expenditures financed	—	3,137	—	3,137
Less: Net interest expense	(22)	—	(4,982)	(5,004)
Less: Cash reserved for working capital purposes	—	—	(1,350)	(1,350)

Cash distribution	$11,552	$(289)	$(8,152)	$3,111

Cash distribution, per unit	$0.30	$(0.01)	$(0.21)	$0.08

Common units outstanding	38,889	38,889	38,889	38,890

The table below reconciles adjusted EBITDA to net income for the three months ended March 31, 2013.

	For the Three Months Ended March 31, 2013
	East Dubuque	Pasadena	Partnership
(Stated in thousands)	Facility	Facility	Level	Consolidated
Net income	$17,271	$1,816	$(4,077)	$15,009
Add:
Net Interest Expense	(0)	3	1,800	1,803
Gain on Interest Rate Swaps	—	—	(89)	(89)
Income Tax Expense	43	37	—	80
Depreciation and Amortization	2,306	1,302	—	3,608
Fair Value Adjustment to Earn-out Consideration	—	—	212	212

Adjusted EBITDA	$19,620	$3,157	$(2,154)	$20,623

About Rentech Nitrogen, L.P.

Rentech Nitrogen (www.rentechnitrogen.com) was formed by Rentech, Inc. to own, operate and expand its nitrogen fertilizer business. Rentech Nitrogen’s assets consist of two fertilizer production facilities owned by its operating subsidiaries. The East Dubuque facility is located in the northwestern corner of Illinois, and uses natural gas as a feedstock to produce primarily anhydrous ammonia and UAN solution for sale to customers in the Mid Corn Belt. The Pasadena facility is located in Pasadena, Texas, along the Houston Ship Channel, and uses ammonia and sulfur as feedstocks to produce ammonium sulfate and ammonium thiosulfate fertilizers, and sulfuric acid. Rentech Nitrogen is the largest producer of synthetic granulated ammonium sulfate fertilizer in North America, with sales in the United States and internationally.

Forward-Looking Statements

This press release contains forward-looking statements about matters such as: our forecasts for 2014; the outlook for our nitrogen fertilizer businesses; and trends in the pricing and demand for our nitrogen fertilizer products. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in Rentech Nitrogen’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech Nitrogen’s website at www.rentechnitrogen.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech Nitrogen does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Qualified Notice to Nominees and Brokers

This release is intended to serve as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of Rentech Nitrogen’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Rentech Nitrogen’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Source: Rentech Nitrogen Partners, L.P.

Rentech Nitrogen Partners, L.P.

Julie Dawoodjee Cafarella

Vice president of Investor Relations and Communications

310-571-9800

ir@rnp.net